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                                    EXHIBIT 5

                              Shack & Siegel, P.C.
                                530 Fifth Avenue
                            New York, New York 10036
                                 (212) 782-0700

                                                               December 23, 1996

Ark Restaurants Corp.
85 Fifth Avenue
New York, New York  10003

 Re:      Registration Statement on Form S-3
          With Respect to 567,954 Shares of
          Common Stock (the "Registration Statement")

Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1993, as amended ("Act"), by Ark Restaurants Corp., a New York corporation (the "Company"), of 551,454 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

    (i) The Purchase Agreements between the Company and each of the subscribers listed on Annex A attached hereto and made a part hereof which agreements are dated either December 3, 1996 or December 12, 1996, pursuant to which an aggregate of 551,454 shares of Common Stock were purchased by such subscribers;

    (ii) Resolutions adopted by the Board of Directors of the Company on November 22, 1996, relating to, among other things, the authorization of the shares to be issued pursuant to the Purchase Agreement;

    (iii) The Company's Certificate of Incorporation, as amended;

    (iv)  The Company's By-laws, as amended; and

    (v) Such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such certified or photostatic copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers



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and other  representatives  of the  Company,  information  obtained  from public officials and other sources believed by us to be responsible and the factual representations of each of the subscribers contained in the respective Purchase Agreements.

               Based upon and subject to the foregoing, we are of the opinion that the Shares have been legally issued and, assuming payment therefor in accordance with the Purchase Agreements has been received by the Company, are fully paid and non-assessable.

              The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of this firm in the Registration Statement and in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                                  SHACK & SIEGEL, P.C.


                                                  By:  /s/ Paul Goodman
                                                     ---------------------------

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